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                                                                   EXHIBIT 10.16
                              CERIDIAN CORPORATION

                         EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES

                              CERIDIAN CORPORATION
                           3311 EAST OLD SHAKOPEE ROAD
                        MINNEAPOLIS, MINNESOTA 55425-1640

                                       AND

                                  BRUCE J. THEW
                                BARNHORN MEADWAY
                                  BERKHAMSTEAD
                                  HERTFORDSHIRE
                                     HP4 2PL

DATE:    MARCH 24, 2003

RECITALS

A. Ceridian wishes to obtain the services of Executive for the duration of this Agreement and Executive wishes to provide services for such period.

B. Ceridian desires reasonable protection of Ceridian's Confidential Information (as defined below).

C. Ceridian desires assurance that Executive will not compete with Ceridian, engage in recruitment of Ceridian's employees or make disparaging statements about Ceridian after termination of employment, and Executive is willing to refrain from such competition, recruitment and disparagement.

D. Executive desires to be assured of a minimum Base Salary (as defined below) from Ceridian for Executive's services for the term of this Agreement.

E. It is expressly recognized by the parties that Executive's acceptance of, and continuance in, Executive's position with Ceridian and agreement to be bound by the terms of this Agreement represents a substantial commitment to Ceridian in terms of Executive's personal and professional career and a foregoing of present and future career options by Executive, for all of which Ceridian receives substantial value.

F. The parties recognize that a Change of Control (as defined below) may result in material alteration or diminishment of Executive's position and responsibilities and substantially frustrate the purpose of Executive's commitment to Ceridian and forbearance of career options.

G. The parties recognize that in light of the above-described commitment and forbearance of career options, it is essential that, for the benefit of Ceridian and its stockholders,


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         provision be made for the possibility of a Change of Control
         Termination (as defined below) in order to enable Executive to accept and effectively continue in Executive's position in the face of inherently disruptive circumstances arising from the possibility of a Change of Control of Ceridian Corporation (as defined below), although no such change is now contemplated or foreseen.

H. The parties wish to replace any and all employment and Change of Control agreements between Executive and Ceridian Corporation.

NOW, THEREFORE, in consideration of Executive's acceptance of and continuance in Executive's employment for the term of this Agreement and the parties' agreement to be bound by the terms contained herein, the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

1.01 "BASE SALARY" shall mean regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.

1.02     "BOARD" shall mean the Board of Directors of Parent Corporation.

1.03 "CERIDIAN" shall mean Ceridian Corporation, a Delaware corporation and, except for purposes of Section 7.01(b) and (h), and Section 9.03 of
         Article IX,

         (a)      any Subsidiary (as that term is defined in Section 1.06); and

         (b) any successor in interest by way of consolidation, operation of law, merger or otherwise.

1.04 "CONFIDENTIAL INFORMATION" shall mean information or material of Ceridian which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including:

         (a) information or material relating to Ceridian and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated services, products or software; customers or prospective customers; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;

         (b) information or material relating to Ceridian's inventions, improvements, discoveries, "know-how," technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of Ceridian's services, products or software;



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         (c)      information on or material relating to Ceridian which when received is marked as "proprietary," "private," or "confidential;"

         (d)      trade secrets of Ceridian;

         (e) software of Ceridian in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of Ceridian; and

         (f) any similar information of the type described above which Ceridian obtained from another party and which Ceridian treats as or designates as being proprietary, private or confidential, whether or not owned or developed by Ceridian.

         Notwithstanding the foregoing, "Confidential Information" does not include any information which is properly published or in the public domain provided, however, that information which is published by or with the aid of Executive outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

1.05 "PARENT CORPORATION" shall mean Ceridian Corporation and, except for purposes of Article VIII and Section 9.03 of Article IX, any successor in interest by way of consolidation, operation of law, merger or otherwise. "Parent Corporation" shall not include any Subsidiary.

1.06 "SUBSIDIARY" shall mean: (a) any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by Parent Corporation and/or one or more Subsidiaries; and (b) any division or business unit (or portion thereof) of Parent Corporation or a corporation described in clause (a) of this Section 1.06.


                                   ARTICLE II

               EMPLOYMENT, DUTIES, TERM AND CONTINUOUS EMPLOYMENT

2.01 EMPLOYMENT. Upon the terms and conditions set forth in this Agreement, Ceridian hereby employs Executive as Executive Vice President and Executive accepts such employment. Executive shall report to the President and Chief Executive Officer of Ceridian or his designee ("CEO").

2.02 DUTIES. Executive shall devote his full-time and best efforts to Ceridian and to fulfilling the duties of his position which shall include such duties as may from time to time be assigned him by Ceridian, provided that such duties are reasonably consistent with Executive's education, experience and background. Executive shall comply with Ceridian's policies and procedures to the extent they are not inconsistent with this Agreement in which case the provisions of this Agreement prevail.



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2.03     TERM. Subject to the provisions of Articles IV and VIII, this Agreement and Executive's employment shall continue until March 24, 2006 (the "Initial Term"). On each anniversary of the Agreement, and subject to the provisions of Articles IV and VIII, this Agreement and Executive's employment shall be automatically extended for an additional one-year period. For purposes hereof, the Initial Term, together with any subsequent extensions thereof, are hereinafter referred to as the "Term." Upon the occurrence of a Change of Control during the Term, all applicable Change of Control protections set forth herein (including, without limitation, those set forth in Article VII hereof) shall continue to apply for the 24-month period commencing on the date of the Change of Control.

2.04 CONTINUOUS EMPLOYMENT. Executive's continuous employment with Ceridian for the purposes of the Employment Rights Act 1996 ("the 1996 Act") commenced on 17 February 1997. No employment with a previous employer counts for the purposes of the 1996 Act as part of Executive's period of continuous employment.


                                   ARTICLE III

                 COMPENSATION, EXPENSES, HOLIDAYS AND WORKPLACE

3.01 BASE SALARY. For all services rendered under this Agreement during the Term, Ceridian shall pay Executive a minimum Base Salary of (pound)185,000. If Executive's salary is increased from time to time during the term of this Agreement, the increased amount shall be the Base Salary for the remainder of the term. Executive's Base Salary shall accrue from day to day and be payable in arrears by equal monthly installments on the last day of each month.

3.02 BASE SALARY REVIEW. Executive's salary will be subject to reviews by the Board at the first meeting of the Board in each calendar year, which typically takes place in January or February. Each review will be effective on and from the first payroll date following the first meeting of the Board in each calendar year provided that the increase (if any) of such salary will be a matter to be decided at the Board's absolute discretion.

3.03 BONUS AND INCENTIVE. Bonus or incentive compensation shall be at the sole discretion of Ceridian. Except as otherwise provided in Article VII, Ceridian shall have the right, in accordance with their terms, to alter, amend or eliminate any bonus or incentive plans, or Executive's participation therein, without compensation to Executive.

3.04     MOTOR CAR.

         (a) During Executive's employment under this Agreement and whilst Executive is legally entitled to drive, Ceridian will provide him with a motor car for use in the performance of his duties under this Agreement. The type and model of the car will be commensurate with his status in the reasonable opinion of the CEO. At the date of this Agreement, the motor car deemed to be commensurate with Executive's status is a Jaguar XK 8 convertible. Subject


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                  as follows Ceridian will pay all costs of road fund licence, insurance premiums and running expenses in respect of the motor car including fuel, oil, maintenance and repairs.

         (b) Executive will be permitted reasonable use of the motor car for his own private purposes (including use on holidays).

         (c) Executive will take good care of the motor car and will observe the terms and conditions of any policy of insurance and all regulations issued from time to time by Ceridian regarding the use of motor cars provided to its officers or employees.

3.05     PENSION AND OTHER BENEFITS.

         (a) Executive will be entitled to continue to be a member of the Centrefile Pension Plan - Defined Contribution Section only subject to and upon the trust deed and rules of the Pension Plan from time to time in effect (including without limitation any powers of alteration and discontinuance). As of the date of this Agreement, Ceridian pays a 15% annual employer match on the above mentioned plan. There is no assurance that this employer match will be continued at the same rate or at all during the term of this Agreement.

         (b) There is no contracting out certificate in force in respect of Executive's employment under the provisions of the Pension Schemes Act 1993. If Executive's rights or benefits under the Pension Plan are altered or discontinued pursuant to the trust deed and rules, Ceridian will not be obliged to provide any additional or replacement scheme or pension benefits or to pay damages or compensation to Executive.

         (c) During his employment Executive will be entitled to participate at Ceridian's expense in Ceridian's:

                  (1) life insurance scheme up to four times Executive's Base Salary subject to any earnings cap imposed on his salary for this purpose pursuant to Section 590C of the Income and Corporation Taxes Act 1988;

                  (2) private medical expenses insurance scheme for the benefit of Executive and his wife, and all dependent children in full time education under the age of 25 (or all dependent children not in full time education until the age of 21);

                  (3)      permanent health insurance scheme

                  subject to the rules of the said schemes from time to time (and any replacement schemes provided by Ceridian) and subject to Executive (and where appropriate his wife and dependent children) being eligible to participate in or benefit from such schemes pursuant to their rules at a cost which is acceptable to Ceridian.



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3.06     BUSINESS EXPENSES. Ceridian shall, consistent with its policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Executive in performing his duties as an employee of Ceridian, provided that Executive accounts promptly for such expenses to Ceridian in the manner prescribed from time to time by Ceridian.

3.07     HOLIDAYS.

         (a) In addition to normal public holidays, Executive will be entitled to 27 working days' paid holiday in each calendar year, such holiday to be taken at such time or times as may be approved by the CEO.

         (b) In each calendar year (apart from the year in which Executive's employment commences or terminates) Executive will be expected to take at least the 20 days' holiday (including normal public holidays) to which he is entitled under the Working Time Regulations 1998.

         (c) Up to five days of holiday entitlement which is not taken by the end of the calendar year to which it relates may be carried forward.

         (d) Executive's entitlement to paid holiday in the calendar year in which his employment terminates will be 2 1/4 days for each completed calendar month in that year rounded up to the nearest day.

         (e) Where Executive has taken more or less than his holiday entitlement in the year his employment terminates, a proportionate adjustment will be made by way of addition to or deduction from (as appropriate) his final gross pay calculated on a pro-rata basis.

3.08 PLACE OF WORK. Executive will perform his duties principally at Ceridian Centrefile, Ceridian House, 25 The High Street, Rickmansworth, Hertfordshire WD31ET and at such other place or places as Ceridian reasonably requires. Executive may be required to travel both inside and outside the United Kingdom in the course of his duties but Ceridian will not require him without his prior consent to reside anywhere outside the United Kingdom for a total period of more than one month in any calendar year.

3.09 HOURS OF WORK. Ceridian's normal office hours are from 9:00 am to 5:00 pm Monday to Friday, but Executive will be required to work outside these hours without additional remuneration in order to meet the requirements of the business and for the proper performance of his duties. In view of Executive's seniority and managerial duties and responsibilities, Executive is regarded as a "managing executive" for the purposes of the Working Time Regulations 1998.

                                   ARTICLE IV

                        EARLY TERMINATION AND INCAPACITY

4.01 EARLY TERMINATION. This Article shall not apply to a Change of Control Termination which is governed solely by the provisions of Article VII, and does not alter the respective continuing obligations of the parties pursuant to Articles V, VI, and IX.





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4.02     TERMINATION FOR CAUSE. Ceridian may terminate this Agreement and
         Executive's employment immediately for cause. For the purpose hereof "cause" means:

         (a)      fraud;

         (b)      misrepresentation;

         (c)      theft or embezzlement of Ceridian assets;

         (d)      intentional violations of law involving moral turpitude;

         (e)      failure to follow Ceridian's conduct and ethics policies;
                  and/or

         (f) the continued failure by Executive to attempt in good faith to perform his duties as reasonably assigned to Executive pursuant to Section 2.02 of Article II of this Agreement for a period of 60 days after a written demand for such performance which specifically identifies the manner in which it is alleged Executive has not attempted in good faith to perform such duties.

         In the event of termination for cause pursuant to this Section 4.02, Executive shall be paid at the usual rate of Executive's annual Base Salary through the date of termination specified in any written notice of termination.

4.03 TERMINATION WITHOUT CAUSE. Either Executive or Ceridian may terminate this Agreement and Executive's employment without cause on at least 75 days' written notice. In the event of termination of this Agreement and of Executive's employment pursuant to this Section 4.03, compensation shall be paid as follows:

         (a) if the notice of termination is given by Executive, Executive shall be paid at the usual rate of his annual Base Salary through the 75 day notice period;

         (b) if the notice of termination is given by Ceridian, (1) Executive shall be paid at the usual rate of his annual Base Salary through the 75 day notice period, however, Ceridian shall have the option of making termination of the Agreement and Executive's employment effective immediately upon notice in which case Executive shall be paid a lump sum representing the value of 75 days' worth of annual Base Salary; and (2) Executive shall receive, starting within 15 days after the end of the 75 day notice period, one year's Base Salary and the equivalent cash value of one year's vehicle lease benefit in kind (based on the prior year's benefit) payable, at the sole discretion of Ceridian, in either the form of a lump sum payment or on a regular payroll period basis. In addition, Executive shall receive the bonus, if any, to which Executive would otherwise have become entitled under all applicable Ceridian annual bonus plans in effect at the time of termination of this Agreement had Executive remained continuously employed for the full fiscal year in which termination occurred and continued to perform his duties in the same manner as they were performed immediately prior to termination, multiplied by a fraction, the numerator of which shall be the number of whole months Executive was employed in the year in which termination occurred and the denominator of


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                  which is 12. This bonus amount shall be paid within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year. In addition, Ceridian shall provide or make arrangements for reasonable outplacement services for Executive based on his level within Ceridian.

4.04 TERMINATION IN THE EVENT OF DEATH. This Agreement shall terminate in the event of death of Executive. In the event of Executive's death, Ceridian shall pay:

         (a) an amount equal to 12 months of Base Salary at the rate in effect at the time of Executive's death, 12 months equivalent cash value of current vehicle lease benefit in kind, plus the amount Executive would have received in annual incentive plan bonus for the year in which the death occurs had "target" goals been achieved. The amount shall be paid as a lump sum as soon as practicable following Ceridian's receipt of notice of Executive's death.

         (b) any amount equal to (1) the amount Executive would have received in annual incentive plan bonus for the year in which termination occurs had "target" goals been achieved, multiplied by (2) a fraction, the numerator of which shall be the number of whole months Executive was employed in the year in which the death occurred and the denominator of which is
                  12. The amount payable pursuant to this Section 4.04(b) shall be paid within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year.

         (c) Such amounts shall be paid (1) to the beneficiary or beneficiaries designated in writing to Ceridian by Executive,
                  (2) in the absence of such designation to the surviving spouse, or (3) if there is no surviving spouse, or such surviving spouse disclaims all or any part, then the full amount, or such disclaimed portion, shall be paid to the executor, administrator or other personal representative of Executive's estate.

4.05 RETIREMENT. Executive may terminate this Agreement and Executive's employment as a result of Executive decision to retire from Ceridian. Executive shall provide Ceridian with at least 75 days' written notice of the date upon which Executive intends to retire. Executive shall be paid at the usual rate of his annual Base Salary and shall continue the use of his car lease through the date of retirement stipulated in the written notice.

4.06     ENTIRE TERMINATION PAYMENT. The compensation provided for in this
         Article IV for early termination of this Agreement and termination pursuant to this Article IV shall constitute Executive's sole remedy for such termination. Executive shall not be entitled to any other termination or severance payment which may be payable to Executive under any other agreement between Executive and Ceridian.

4.07     INCAPACITY.

         (a) If Executive is absent from his duties as a result of illness or injury he will notify Ceridian as soon as possible and complete any self-certification forms which are required by Ceridian. If the incapacity continues for a period of


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                  seven days or more he will produce to the Ceridian a medical certificate to cover the duration of such absence.

         (b) Subject to the rest of this Section 4.07 and subject to the receipt of the appropriate certificates in accordance with
                  Section 4.07(a) above, if Executive is absent from his duties as a result of illness or injury he will be entitled to payment of his Base Salary at the full rate and enjoy his benefits hereunder in respect of such illness or injury for a period (in total) of up to 26 weeks in any period of 12 months (whether the absence is intermittent or continuous). Thereafter Executive will be entitled to payment of 60% of his Base Salary during sickness absence for an indefinite period. In addition, Ceridian shall pay to Executive any amount equal to (1) the amount Executive would have received in annual incentive plan bonus for the year in which the incapacity occurred had "target" goals been achieved, multiplied by (2) a fraction, the numerator of which shall be the number of whole months prior to Executive's incapacity and the denominator of which is 12. This amount shall be paid within 15 days after the date such bonus would have been paid to Executive prior to the occurrence of his incapacity.

         (c) Executive's basic salary paid under Section 4.07(b) above will include any Statutory Sick Pay payable and when this is exhausted will be reduced by the amount of any Social Security Sickness Benefit or other benefits recoverable by the Executive (whether or not recovered).

         (d) The provisions of this Section 4.07 and any right or prospective right the Executive has or may have to receive any benefits under Ceridian's permanent health insurance scheme will not prejudice or limit in any way Ceridian's right to terminate this Agreement pursuant to its terms.

         (e) Whether or not Executive is absent by reason of sickness, injury or other incapacity Executive will at the request of the CEO agree to have a medical examination performed by a doctor appointed and paid for by Ceridian and Executive hereby authorises the CEO to have unconditional access to any report or reports (including copies) produced relating to the incapacity as a result of any such examination as the CEO may from time to time require and entitlements to payments pursuant to Section 4.07(b) will be conditional on the Executive complying with the terms of this Section 4.07(e).


                                    ARTICLE V

                   CONFIDENTIALITY, DISCLOSURE AND ASSIGNMENT

5.01 CONFIDENTIALITY. Executive acknowledges that Ceridian has taken reasonable measures to preserve the secrecy of its Confidential Information. Executive will not, during the term or after the termination or expiration of this Agreement or his employment, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by Ceridian. If Executive leaves the employ of Ceridian, Executive will not, without Ceridian's prior written consent, retain or take away any drawing, writing or other record in any form containing any Confidential Information.



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5.02     BUSINESS CONDUCT AND ETHICS. During the term of employment with
         Ceridian, Executive will engage in no activity or employment which may conflict with the interest of Ceridian, and will comply with Ceridian's policies and guidelines pertaining to business conduct and ethics.

5.03 DISCLOSURE. Executive will disclose promptly in writing to Ceridian all inventions, discoveries, software, writings and other works of authorship which are conceived, made, discovered, or written jointly or singly on Ceridian time or on Executive's own time, providing the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by Ceridian in the normal course of business, and all such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to Ceridian.

5.04 INSTRUMENTS OF ASSIGNMENT. Executive will sign and execute all instruments of assignment and other papers to evidence transfer of Executive's entire right, title and interest in such inventions, improvements, discoveries, software, writings or other works of authorship in Ceridian, at the request and the expense of Ceridian, and Executive will do all acts and sign all instruments of assignment and other papers Ceridian may reasonably request relating to applications for patents, patents, copyrights, and the enforcement and protection thereof. If Executive is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship conceived, developed or reduced to practice by Executive, Executive agrees to do so, and if Executive leaves the employ of Ceridian, Ceridian shall pay Executive at a rate mutually agreeable to Executive and Ceridian, plus reasonable travelling or other expenses.

5.05 EXECUTIVE'S DECLARATION. Executive has no inventions, data bases, improvements, discoveries, software, writings or other works of authorship useful to Ceridian in the normal course of business, which were conceived, made or written prior to the date of this Agreement and which are excluded from this Agreement.

5.06 SURVIVAL. The obligations of this Article V shall survive the expiration or termination of this Agreement and Executive's employment.


                                   ARTICLE VI

             NON-COMPETITION, NON-RECRUITMENT, AND NON-DISPARAGEMENT

6.01 GENERAL. The parties hereto recognize and agree that (a) Executive is a senior executive of Ceridian and is a key executive of Ceridian, (b) Executive has received, and will in the future receive, substantial amounts of Confidential Information, (c) Ceridian's business is conducted on a worldwide basis, and (d) provision for non-competition, non-recruitment and non-disparagement obligations by Executive is critical to Ceridian's continued economic well-being and protection of Ceridian's Confidential Information. In light of these considerations, this Article VI sets forth the terms and conditions of Executive's obligations of non-competition, non-


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         recruitment and non-disparagement subsequent to the termination of this
         Agreement and/or Executive's employment for any reason other than a Change of Control Termination. Section 6.02 and 6.03 of this Agreement shall be of no further force or effect upon a Change of Control Termination.

6.02     NON-COMPETITION.

         (a) During the term of this Agreement, Executive will devote full time and energy to furthering Ceridian's business and will not pursue any other business activity without Ceridian's written consent. Unless the obligation is waived or limited by Ceridian in accordance with subsection (b) of this Section 6.02, Executive agrees that during his employment with Ceridian and for a period of 12 months following termination of employment for any reason other than a Change of Control Termination ("Non-Compete Period"), Executive will not within the UK directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of Ceridian's business as conducted as of the date of such termination of employment or with any part of Ceridian's contemplated business with respect to which Executive has Confidential Information. For purposes of this subsection (a), "shareholder" shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange. Also for purposes of this subsection (a), "Ceridian's business" shall include business conducted by Ceridian or its affiliates and any partnership or joint venture in which Ceridian or its affiliates is a partner or joint venturer; provided that, "affiliate" as used in this sentence shall not include any corporation in which Ceridian has ownership of less than fifteen percent (15%) of the voting stock.

         (b) At its sole option Ceridian may, by written notice to Executive at any time within the Non-Compete Period, waive or limit the time and/or geographical area in which Executive cannot engage in competitive activity.

         (c) During the Non-Compete Period, prior to accepting employment with or agreeing to provide consulting services to, any firm or entity which offers competitive products or services, Executive shall give 30 days prior written notice to Ceridian. Such written notice shall describe the firm and the employment or consulting services to be rendered to the firm or entity, and shall include a copy of the written offer of employment or engagement of consulting services. Ceridian's failure to respond or object to such notice shall not in any way constitute acquiescence or waiver of Ceridian's rights under this Article VI.

         (d) In the event Executive has provided notice to Ceridian pursuant to subsection (c) of this Section 6.02 and has not accepted employment with or agreed to provide consulting services to, any firm or entity directly as a result of his non-competition obligation pursuant to this Section 6.02, Ceridian shall pay Executive an amount equal to the usual rate of Executive's Base Salary in effect at the time of termination on a regular payroll period basis until the end of the Non-Compete Period. There shall be credited against Ceridian's


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                  obligation to make such payments any other payments made by
                  Ceridian to Executive pursuant to Article IV of this Agreement. In the event that Ceridian elects, pursuant to subsection (b) of this Section 6.02, to waive all or any portion of the non-competition obligation set forth in subsection (a) hereof, no payment shall be required by Ceridian with respect to the portion of the Non-Compete Period which has been waived.

         (e) In the event Executive fails to provide notice to Ceridian pursuant to subsection (c) of this Section 6.02 and/or in anyway violates its non-competition obligation pursuant to
                  Section 6.02, Ceridian may enforce all of its rights and remedies provided to it under this Agreement, in law and in equity, and Executive shall be deemed to have expressly waived any rights he may have had to payments under subsection (d) of this Section 6.02.

6.03 NON-RECRUITMENT. During the term of employment and for a period of 12 months following termination of employment for any reason other than a Change of Control Termination, Executive will not directly or indirectly hire any of Ceridian's employees who are employed by businesses for which Executive has or had management responsibility, or solicit any of Ceridian's employees who are employed by businesses for which Executive has or had management responsibility for the purpose of hiring them or inducing them to leave their employment with Ceridian, nor will Executive own, manage, operate, join, control, consult with, participate in the ownership, management, operation or control of, be employed by, or be connected in any manner with any person or entity which engages in the conduct proscribed in this Section 6.03. This provision shall not preclude Executive from responding to a request (other than by Executive's employer) for a reference with respect to an individual's employment qualifications.

6.04 NON-DISPARAGEMENT. Executive will not, during the term or after the termination or expiration of this Agreement or Executive's employment, make disparaging statements, in any form, about Ceridian, its officers, directors, agents, employees, products or services which Executive knows, or has reason to believe, are false or misleading.

6.05 SURVIVAL AND ENFORCEABILITY. The obligations of this Article VI shall survive the expiration or termination of this Agreement and Executive's employment. Should any provision of this Article VI be held invalid or illegal, such illegality shall not invalidate the whole of this Article VI or the Agreement, but, rather, Article VI shall be construed as if it did not contain the illegal part or narrowed to permit its enforcement, and the rights and obligations of the parties shall be construed and enforced accordingly. In furtherance of and not in limitation of the foregoing, Executive expressly agrees that should the duration of or geographical extent of, or business activities covered by, any provision of this Article VI be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities that may validly be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Article VI shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law. This Article VI does not replace and is in addition to


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         any other agreements Executive may have with Ceridian on the matters addressed herein.

                                   ARTICLE VII

                                CHANGE OF CONTROL

7.01 DEFINITIONS. For purposes of this Article VII, the following definitions shall be applied:

         (a) "BENEFIT PLAN" means any formal or informal plan, program or other arrangement heretofore or hereafter adopted by Ceridian for the direct or indirect provision of compensation to Executive (including groups or classes of participants or beneficiaries of which Executive is a member), whether or not such compensation is deferred, is in the form of cash or other property or rights, or is in the form of a benefit to or for Executive.

         (b) "CHANGE OF CONTROL" shall mean the first of the following events to occur:

                  (1) there is consummated a merger or consolidation to which Ceridian or any direct or indirect subsidiary of Ceridian is a party if the merger or consolidation would result in the voting securities of Ceridian outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) less than 60% of the combined voting power of the securities of Ceridian or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

                  (2) the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act" ) in the aggregate of securities of Ceridian representing twenty percent (20%) or more of the total combined voting power of Ceridian's then issued and outstanding securities is acquired by any person or entity, or group of associated persons or entities acting in concert; provided, however, that for purposes hereof, the following acquisitions shall not constitute a Change of Control: (A) any acquisition by Ceridian or any of its subsidiaries, (B) any acquisition directly from Ceridian or any of its subsidiaries, (C ) any acquisition by any employee benefit plan (or related trust or fiduciary) sponsored or maintained by Ceridian or any corporation controlled by Ceridian, (D) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, (E) any acquisition by a corporation owned, directly or indirectly, by the stockholders of Ceridian in substantially the same proportions as their ownership of stock of Ceridian, (F) any acquisition in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, the individual, entity or group is permitted to, and actually does, report its beneficial ownership on
                           Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report on Schedule 13D, beneficial ownership of all of the voting securities of Ceridian beneficially owned by it on such date, and (G) any acquisition in connection with a merger or consolidation which, pursuant to paragraph (1) above, does not constitute a Change of Control; or

                  (3) there is consummated a transaction contemplated by an agreement for the sale or disposition by Ceridian of all or substantially all of Ceridian's assets, other than a sale or disposition by Ceridian of all or substantially all of Ceridian's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of Ceridian in substantially the same proportions as their ownership of Ceridian immediately prior to such sale; or

                  (4) the stockholders of Ceridian approve any plan or proposal for the liquidation of Ceridian; or

                  (5) a change in the composition of the Board such that the "Continuity Directors" cease for any reason to constitute at least a majority of the Board. For purposes of this clause, "Continuity Directors" means
                           (A) those members of the Board who were directors on the date hereof and (B) those members of the Board (other than a director whose initial assumption of office was in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Ceridian) who were elected or appointed by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing directors who either were directors on the date hereof or were previously so elected or appointed; or

                  (6) such other event or transaction as the Board shall determine constitutes a Change of Control.

         (c) "CHANGE OF CONTROL TERMINATION" means, with respect to Executive, either of the following events occurring on or within two years after a Change of Control:

                  (1) Termination of Executive's employment by Ceridian for any reason other than (A) fraud, (B) theft or embezzlement of Ceridian assets, (C) intentional violations of law involving moral turpitude, or (D) failure to follow Ceridian's conduct and ethics policies; or

                  (2) Termination of employment with Ceridian by Executive for Good Reason.



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

                  A Change of Control Termination by Executive shall not, however, include termination by reason of death. A termination of Executive's employment by Ceridian shall not constitute a termination described in clauses (A) through (D) of Section 7.01(c)(1) unless (i) there has been delivered to Executive by the Board, at least 10 days prior to such termination, a written notice which specifically identifies conduct described in clauses (A), (B), (C) or (D) of Section 7.01(c)(1) in which the Board believes Executive has engaged and provides Executive an opportunity to cure such conduct and (ii) the Board has duly adopted (following the expiration of the aforementioned cure period) a resolution, by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct described in clauses (A), (B), (C) or (D) of Section 7.01(c)(1), and specifying the particulars thereof in detail. For purposes of this Agreement, Executive's employment shall be deemed to have been terminated pursuant to a Change of Control Termination, if Executive's employment is terminated by Ceridian other than for the reasons described in clauses
                  (A) through (D) of Section 7.01(c)(1) during the pendency of a Potential Change of Control and Executive reasonably demonstrates that such termination was at the request or direction of a person or entity who has entered into an agreement, the consummation of which would result in a Change of Control, or is otherwise in connection with or in anticipation of a Change of Control (whether or not a Change of Control ever occurs). For purposes of this Agreement, in the event of a termination described in the preceding sentence, a Change of Control will be deemed to have occurred immediately prior to the termination of Executive's employment for purposes of this Agreement.

         (d) "GOOD REASON" means a good faith determination by Executive, in Executive's sole and absolute judgment, that any one or more of the following events has occurred, without Executive's express written consent on or after a Change of Control:

                  (1) A change in Executive's reporting responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions, which has the effect of materially diminishing Executive's responsibility or authority (it being expressly understood that Executive shall have Good Reason if he ceases to be an executive officer of a publicly-held corporation);

                  (2) A reduction by Ceridian in Executive's Base Salary, bonus opportunity as in effect immediately prior to the Change of Control or as the same may be increased from time to time thereafter or any failure by Ceridian to pay any portion of Executive's compensation when due;

                  (3) Ceridian requiring Executive to be based anywhere other than within 50 miles of Executive's job location at the time of the Change of Control;

                  (4) Without replacement by plans, programs, or arrangements which, taken as a whole, provide benefits to Executive at least reasonably comparable to those discontinued or adversely affected, (A) the failure by Ceridian to continue in effect, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which Executive is participating immediately prior to a Change of Control; or (B) the taking of any action by Ceridian that would materially and adversely affect Executive's participation or materially reduce Executive's benefits under any of such plans, programs or arrangements;

                  (5) The failure by Ceridian to provide office space, furniture, and secretarial support at least comparable to that provided Executive immediately prior to the Change of Control or the taking of any similar action by Ceridian that would materially adversely affect the working conditions in or under which Executive performs his employment duties;

                  (6) If Executive's primary employment duties are with a Subsidiary, the sale, merger, contribution, transfer or any other transaction in conjunction with which Parent Corporation's ownership interest in such Subsidiary decreases below the level specified in
                           Section 1.06 of Article I unless (A) this Agreement is assigned to the purchaser/transferee with the provisions of Article VII in full force and effect and operative as if a Change of Control has occurred with respect to the purchaser/transferee as Parent Corporation immediately after the purchase/transfer becomes effective, and (B) such purchaser/transferee has a creditworthiness reasonably equivalent to Parent Corporation's; or

                  (7)      Any material breach of this Agreement by Ceridian.

                  Executive's right to terminate employment for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event constituting Good Reason hereunder.

         (e) "OTHER AGREEMENTS" means any agreement, contract or understanding heretofore or hereafter entered into between Executive and Ceridian for the direct or indirect provision of compensation to Executive.

         (f) "POTENTIAL CHANGE OF CONTROL" shall be deemed to have occurred if the event set forth in any one of the following subsections shall have occurred: (A) Ceridian enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; (B) Ceridian or any person or entity publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control; (C) any person becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Ceridian representing 15% or more of either the then outstanding shares of common stock of Ceridian or the combined voting power of Ceridian's then outstanding securities; or (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has occurred.

7.02 TERMINATION BY EXECUTIVE. The termination of Executive's employment as described in Section 7.01(c)(2) shall be accomplished by, and effective upon, Executive giving written notice to Ceridian of Executive's decision to terminate. Except as otherwise expressly provided in this Agreement, upon the exercise of said right, all obligations and duties of Executive under this Agreement shall be of no further force and effect.

7.03     CHANGE OF CONTROL TERMINATION PAYMENT.

         (a) In the event of a Change of Control Termination, Ceridian shall, within five days of such termination, make a lump sum payment to Executive in an amount equal to three times the sum of (a) 12 months of Base Salary at the rate in effect at the time of Executive's termination (without giving effect to any reduction in Base Salary constituting Good Reason), (b) the bonus, if any, that Executive would have earned under all applicable Ceridian bonus plans for the year in which the termination occurs had "superior" goals been achieved (without giving effect to any reduction in bonus opportunity constituting Good Reason), (c) a cash equivalent value of the annual vehicle lease program Executive would have received in the year in which the termination occurs, and (d) the highest annual aggregate amount of employer contributions made by Ceridian on behalf of Executive into the Centrefile Pension Plan -- Defined Contribution Section over the last three fiscal years prior to termination of Executive. Ceridian shall also pay to Executive, within five days of such termination, a prorated portion of Executive's bonus compensation for the fiscal year in which the Change of Control Termination occurs (assuming that any applicable performance objectives were achieved at the "target" level of performance and without giving effect to any reduction in bonus opportunity constituting Good Reason) calculated by multiplying (A) the maximum achievable amount of such bonus compensation by (B) a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator of which is 365.

         (b) Following a Change of Control Termination, Ceridian shall provide Executive with outplacement services suitable to the Executive's position for a period of three years or, if earlier, until the first acceptance by the Executive of an offer of employment. Following a Change of Control Termination, Ceridian shall reimburse Executive for all customary relocation expenses incurred by Executive in one move out of Executive's state of residence within the one year period following such Change of Control Termination.



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

         (c) In the event of a Change of Control Termination, all outstanding Ceridian options and other equity awards held by Executive shall become fully vested and exercisable and, if applicable, free from all restrictions.

7.04 INTEREST. In the event Ceridian does not make timely payment in full of the Change of Control Termination Payment described in Section 7.03, Executive shall be entitled to receive interest on any unpaid amount at the lower of: (a) the prime rate of interest (or such comparable index as may be adopted) established from time to time by the Bank of America National Trust and Savings Association, New York, New York or its successor in interest; or (b) the maximum rate permitted by Inland Revenue in the United Kingdom.

7.05 ATTORNEYS' FEES. In the event Executive incurs any legal expense to enforce or defend his rights under this Article VII of this Agreement, or to recover damages for breach thereof, Executive shall be entitled to recover from Ceridian any expenses for attorneys' fees and disbursements incurred. Such payments shall be made within five (5) business days after delivery of Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as Ceridian reasonably may require.

7.06 BENEFITS CONTINUATION. In the event of a Change of Control Termination, Executive shall, until age 65, be entitled to receive from Ceridian health coverage substantially equivalent to the coverage Executive had on the day immediately prior to the Change of Control, including any coverage then in effect for Executive's spouse, domestic partner or dependents. Executive shall be required to pay no more for the above mentioned benefit than the amount Executive would have been required to pay had Executive continued to be an active employee of Ceridian. If the provision of any such coverage to Executive causes inclusion of any amount in Executive's gross income that would not have been so included had Executive received such coverage as an active employee, Ceridian shall pay Executive the amount necessary to wholly offset the taxes attributable to such amount and the tax reimbursement amounts paid pursuant to this sentence.

7.07 MITIGATION; OFFSET. Following a Change of Control Termination, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by pursuant to this
         Article VII. The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to Parent Corporation, any Subsidiary or otherwise.

                                  ARTICLE VIII

                           CHANGE OF SUBSIDIARY STATUS

In the event that, prior to a Change of Control: (a) a Subsidiary is sold, merged, contributed, or in any other manner transferred, or if for any reason Parent Corporation's ownership interest in any such Subsidiary falls below the level specified in Section 1.07, (b) Executive's primary employment duties are with the Subsidiary at the time of the occurrence of such event, and (c) Executive does not, in conjunction therewith, transfer employment directly to Parent Corporation or another Subsidiary, then:

         (1) If Executive gives his written consent to the assignment of this Agreement to such Subsidiary, or to the purchaser or new majority interest holder of such Subsidiary, (and such assignment is accepted) this Agreement shall remain in full force and effect between Executive and the assignee, except that the provisions of Article VII of this Agreement shall become null and void;

         (2) If such assignment is not accepted by the Subsidiary or purchaser, then this Agreement shall be deemed to have been terminated by Ceridian without cause pursuant to Section 4.03 of Article IV; and

         (3) In all other cases, this Agreement shall be deemed terminated for cause pursuant to Section 4.02 of Article IV.

                                   ARTICLE IX

                               GENERAL PROVISIONS

9.01 DISCIPLINARY AND GRIEVANCE PROCEDURES. Except and to the extent of any procedure implied by statute, Ceridian has a formal disciplinary or grievance procedure which is applicable to Executive.

9.02 COLLECTIVE AGREEMENTS. There are no collective agreements which directly affect Executive's terms and conditions of employment.

9.03 SUCCESSORS AND ASSIGNS. Except as otherwise provided in Article VIII, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of Parent Corporation and each Subsidiary, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Ceridian, and any such successor or assign shall absolutely and unconditionally assume all of Ceridian's obligations hereunder.

9.04 NOTICES. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address:

         (a)      Ceridian Corporation
                  3311 East Old Shakopee Road
                  Minneapolis, Minnesota 55425-1640
                  Attention:  Office of General Counsel

         (b)      In the case of Executive shall be:

                  At the address listed on the last page of this Agreement.

                  Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

9.05 CAPTIONS. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

9.06 GOVERNING LAW. This Agreement will be governed by and interpreted in accordance with the law of England and Wales and the parties to this Agreement submit to the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this Agreement.

9.07 CONSTRUCTION. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.08 WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

9.09 MODIFICATION. Any changes or amendments to this Agreement must be in writing and signed by both parties.

9.10 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment or Change of Control agreements or understandings of the parties hereto with respect to such subject matter, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

                [Remainder of This Page Left Intentionally Blank]

IN WITNESS WHEREOF, The parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EXECUTIVE                                   CERIDIAN CORPORATION

/s/ Bruce J. Thew                           By:  /s/ Shirley J. Hughes
---------------------------------           ------------------------------------
Bruce J. Thew
                                            Title:  Senior Vice President, Human
                                                    Resources

Address:
------------------------------
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